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                                                                      EXHIBIT 99


     FOR IMMEDIATE RELEASE:                            CONTACT:  Jana Bell
                                                                 (972) 930-7283

     HIGHWAYMASTER ANNOUNCES ORGANIZATIONAL CHANGES
     NEAR TERM PRIORITIES CREATE SHARPER FOCUS

         DALLAS, SEPT. 17, 1998- HighwayMaster Corp., a wholly owned subsidiary of HighwayMaster Communications, Inc. (NASDAQ:HWYM) announced today a number of key management and structural changes designed to sharpen the company's focus on its core products and achieve increased operating efficiency. Jana Bell, who joined the company in June 1998 as executive vice president and chief financial officer, has assumed the role of president and chief executive officer.

         Bell, whose previous experience includes public accounting and regional chief financial officer of AT&T Wireless Services, will lead the company in the execution of a tightly focused plan toward profitable growth.

          "I have been impressed by the potential of the HighwayMaster system and the depth of talent on the HighwayMaster team," said Bell. "Our system can be enhanced to allow a wide variety of service offerings in the future, but for 1999 the primary focus will be continued revenue creation and solid customer service."

          Bell also announced that she will flatten the organizational structure to facilitate necessary changes. Concurrently with management changes, the company downsized its workforce by approximately one-fourth.

         In two previous announcements, HighwayMaster indicated that it is sharpening its focus on the commercial dispatch and tracking business. On August 31, 1998, the company announced that it was halting the development of its AutoLink service. On the same day, the company announced a major contract with three subsidiaries of SBC Communications, Inc. to install HighwayMaster units in 11,500 fleet vehicles. "We already have a proven platform for long-haul trucking, trailer tracking, and management of local or regional fleets," explained Bell. "In the near term I intend to broaden our emphasis on commercial fleets rather than expanding into consumer applications."
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     HWYM ORGANIZATIONAL CHANGES-PAGE 2



         Bill Saunders, former president and chief executive officer, has accepted the position of chairman. "Bell has quickly demonstrated that she is a skillful operator and a natural leader," said Saunders. "With Bell steering the company toward profitability, I will be able to concentrate on supporting her in business development and sales efforts. I am pleased that she agreed to join HighwayMaster and that she has now accepted this broader role."

         In related changes, William C. Kennedy has resigned from his role as chairman of HighwayMaster, but has retained a board seat and will serve as vice chairman of the board. Bell stated that Kennedy may be called upon as a consultant in transportation industry matters.

                               ABOUT HIGHWAYMASTER

         HighwayMaster is the only nationwide mobile communication system that offers the trucking industry both voice and data communications, combined with Global Positioning System (satellite) vehicle location technology. HighwayMaster's award-winning Series 5000 mobile communications system is one of the most advanced products available to the transportation industry. Recent product enhancements such as Rolling ETA, in-cab fax capabilities, and the industry's only end-to-end, automated fuel tax reporting system continue to distinguish the patented HighwayMaster technology. Since entering the market, HighwayMaster has been widely recognized as a top technological innovator by both the North American transportation and telecommunication industries.

          Through strategic alliances with wireless industry leaders such as GTE, Southwestern Bell Mobile Systems and more than 70 cellular providers, HighwayMaster has created the world's largest enhanced-cellular network in existence today, providing seamless wireless services in more than 99 percent of the available cellular coverage areas in the United States and 100 percent of the A-side cellular coverage areas in Canada.

          HighwayMaster Corp. sells and markets its patented system throughout the United States and Canada.

          Legal notice to investors: Except for the historical information in this press release, the matters discussed, such as profitability goals, are forward-looking statements

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     HWYM ANNOUNCES ORGANIZATIONAL CHANGES-PAGE 3



     that are subject to risks and uncertainties. Additional risks relate to typical complications and costs associated with workforce downsizing and management reorganization. For a listing of risks applicable to the future prospects of HighwayMaster, please refer to reports filed with the SEC such as recent 10K and 10Q reports.
                                      # # #

     (HWYM219)
     (R)HighwayMaster is a federally registered trademark and service mark of HighwayMaster Corporation. This product is covered by U.S. Patent Numbers 5,155,689; 5,299,132; 5,398,190; 5,454,027; 5,513,111; 5,519,621;
     5,539,810; 5,544,225; 5,579,376; 5,694,322; 5,699,275;5,724,243;5,734,981;
     5,652,707; 5,771,455 and 5,799,249 as well as other U.S. and international patents pending and issued.